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                                   EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                 MATTEL, INC.
            PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE

 Mattel, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

 FIRST. At a meeting of the Board of Directors of the Corporation duly called and held on February 8, 1996, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for approval at an Annual Meeting of Stockholders to be held on May 8, 1996. Such resolutions recommended that the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

 "FOURTH. The Company is authorized to issue a total of six hundred twenty three million (623,000,000) shares of all classes of stock. Of such total number of authorized shares of stock, six hundred million (600,000,000) shares are Common Stock, each of which shares of Common Stock has a par value of One Dollar ($1.00), three million (3,000,000) shares are Preferred Stock, each of which shares of Preferred Stock has a par value of One Dollar ($1.00), and twenty million (20,000,000) shares of Preference Stock, each of which shares of Preference Stock has a par value of one cent ($0.01)."

 SECOND. At an Annual Meeting of Stockholders of the Corporation duly called and held on May 8, 1996, the affirmative vote of a majority of the votes permitted to be cast by the holders of the outstanding shares of the Corporation's common stock, par value $1.00 per share, was obtained in favor of such amendment with respect to Article FOURTH.

 THIRD. Said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

 In Witness Whereof, Mattel, Inc. has caused this Certificate of Amendment to
be signed by                     , its [President/Vice President], and
attested by                          , its [Secretary/Assistant Secretary],
this     day of                     , 1996.

                                          _____________________________________
                                               [President/Vice President]

Attest:

_______________________________
     [Secretary/Assistant
           Secretary]


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